Exhibit 99.1

Mach Natural Resources LP Reports Third Quarter 2024 Results; Declares Quarterly Cash Distribution of $0.60 Per Unit; Provides 2025 Outlook

OKLAHOMA CITY, Oklahoma, November 12, 2024 — Mach Natural Resources LP (NYSE: MNR) (“Mach” or the “Company”) today reported financial and operating results for the three months ended September 30, 2024. The Company also announced its quarterly cash distribution and provided its full year 2025 outlook.

Third Quarter 2024 Highlights

●	Averaged total net production of 81.8 thousand barrels of oil equivalent per day (“Mboe/d”)

●	Lease operating expense of $5.85 per barrel of oil equivalent (“Boe”) was at the low-end of guidance

●	Reported net income and Adjusted EBITDA(1) of $67 million and $134 million, respectively

●	Generated net cash provided by operating activities of $111 million

●	Incurred total capital expenditures—excluding acquisitions—of $53 million, resulting in a year-to-date reinvestment rate of 49%

●	Completed a public offering resulting in net proceeds of $129 million including the exercise of the over-allotment option; proceeds from the offering were used to fund certain acquisitions

●	Declared a quarterly cash distribution of $0.60 per unit

Year-to-Date 2024 Highlights

●	Averaged total net production of 86.7 Mboe/d

●	Lease operating expense of $5.53 per Boe was below the low-end of guidance

●	Incurred total capital expenditures—excluding acquisitions—of $179 million, in line with the Company’s 2024 capital expenditure guidance of $215 million to $240 million

●	Paid cash distributions to the Company’s unitholders of $247 million, or $2.60 per unit

“Our quarterly results reflect Mach’s discipline to maintain a low leverage profile and consistently deliver cash distributions,” said Tom L. Ward, Chief Executive Officer. “Our recent public equity offering highlights our commitment to financing acquisitions that are accretive to our distribution while protecting our fortress balance sheet. We remain on track to finish 2024 strong and carry our momentum and financial strength into next year.”

Third Quarter 2024 Financial Results

Mach reported total revenue and net income of $256 million and $67 million in the third quarter of 2024, respectively. Additionally, during the third quarter, the average realized price was $74.55 per barrel of oil, $1.73 per Mcf of natural gas, and $22.61 per barrel of natural gas liquids (“NGLs”). These prices exclude the effects of derivatives.

As of September 30, 2024, Mach had a cash balance of $185 million and a pro forma net-debt-to-Adjusted-EBITDA ratio of 0.9x.

Third Quarter 2024 Operational Results

During the third quarter of 2024, Mach achieved average oil equivalent production of 81.8 Mboe/d, which consisted of 23% oil, 53% natural gas and 24% NGLs. Also, for the third quarter of 2024, Mach’s production revenues from oil, natural gas, and NGLs sales totaled $209 million, comprised of 60% oil, 20% natural gas, and 20% NGLs.

The Company spud 11 gross (9 net) operated wells and brought online 11 gross (9 net) operated wells in the third quarter of 2024. As of September 30, 2024, the Company had 5 gross (4 net) operated wells in various stages of drilling and completion.

Mach’s lease operating expense in the third quarter of 2024 was $44 million, or $5.85 per Boe. Mach incurred $24 million, or $3.13 per Boe, of gathering and processing expenses in the third quarter of 2024. Furthermore, during the third quarter of 2024, production taxes as a percentage of oil, natural gas, and NGL sales were approximately 4.7%, midstream operating profit was approximately $4 million, general and administrative expenses—excluding equity-based compensation of $1 million—was $8 million, and interest expense was $27 million.

In the third quarter of 2024, Mach’s total capital expenditures—excluding acquisitions—were $53 million, including $50 million of upstream capital and $3 million of other capital (including midstream and land).

Distributions

Mach announced today that the board of directors of its general partner declared a quarterly cash distribution for the third quarter of 2024 of $0.60 per unit. The quarterly cash distribution is to be paid on December 10, 2024, to the Company’s unitholders of record as of the close of trading on November 26, 2024.

2025 Outlook

Today the Company also provided its outlook for 2025. Additional details of Mach’s forward-looking guidance are available on the Company’s website at www.machnr.com.

Conference Call and Webcast Information

Mach will host a conference call and webcast at 8:00 a.m. Central (9:00 a.m. Eastern) on Wednesday, November 13, 2024, to discuss its third quarter 2024 results. Participants can access the conference call by dialing 877-407-2984. A webcast link to the conference call will be provided on the Company’s website at www.machnr.com. A replay will also be available on the Company’s website following the call.

About Mach Natural Resources LP

Mach Natural Resources LP is an independent upstream oil and gas Company focused on the acquisition, development and production of oil, natural gas and NGL reserves in the Anadarko Basin region of Western Oklahoma, Southern Kansas and the panhandle of Texas. For more information, please visit www.machnr.com.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Mach Natural Resources LP

Investor Relations Contact: ir@machnr.com

Non-GAAP Financial Measures and Disclosures

This press release includes non-GAAP financial measures. Pursuant to regulatory disclosure requirements, Mach is required to reconcile non-GAAP financial measures to the related GAAP information (GAAP refers to generally accepted accounted principles). Reconciliations of these non-GAAP measures are provided below. Reconciliations of these non-GAAP measures, along with other financial and operational disclosures, are also within the supplemental tables that are available on the Company’s website at www.machnr.com and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

Adjusted EBITDA(1)

We include in this press release the supplemental non-GAAP financial performance measure Adjusted EBITDA and provide our calculation of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, our most directly comparable financial measures calculated and presented in accordance with GAAP. We define Adjusted EBITDA as net income before (1) interest expense, net, (2) depreciation, depletion, amortization and accretion, (3) unrealized (gain) loss on derivative instruments, (4) equity-based compensation expense, (5) credit losses, and (6) (gain) loss on sale of assets.

Adjusted EBITDA is used as a supplemental financial performance measure by our management and by external users of our financial statements, such as industry analysts, investors, lenders, rating agencies and others, to more effectively evaluate our operating performance and our results of operation from period to period and against our peers without regard to financing methods, capital structure or historical cost basis. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as indicators of our operating performance. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our results will be unaffected by unusual items. Our computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.

Reconciliation of GAAP Financial Measures to Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2024	2023	2024	2023
Net Income Reconciliation to Adjusted EBITDA:
Net income	$67,444	$83,485	$148,662	$252,988
Interest expense, net	25,598	1,667	76,550	4,962
Depreciation, depletion, amortization and accretion	65,577	33,035	201,108	93,923
Unrealized (gain) loss on derivative instruments	(27,118)	1,678	5,981	(6,534)
Equity-based compensation expense	1,267	647	4,749	1,941
Credit losses	1,243	—	1,890	—
Gain on sale of assets	(40)	—	(349)	(1)
Adjusted EBITDA	$133,971	$120,512	$438,591	$347,279

Cautionary Note Regarding Forward-Looking Statements

This release contains statements that express the Company’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, in contrast with statements that reflect historical facts. All statements, other than statements of historical fact included in this release regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements When used in this release, words such as “may,” “assume,” “forecast,” “could,” “should,” “will,” “plan,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “budget” and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current belief, based on currently available information as to the outcome and timing of future events at the time such statement was made. Such statements are subject to a number of assumptions, risk and uncertainties, many of which are beyond the control of the Company. These include, but are not limited to, commodity price volatility; the impact of epidemics, outbreaks or other public health events, and the related effects on financial markets, worldwide economic activity and our operations; uncertainties about our estimated oil, natural gas and natural gas liquids reserves, including the impact of commodity price declines on the economic producibility of such reserves, and in projecting future rates of production; the concentration of our operations in the Anadarko Basin; difficult and adverse conditions in the domestic and global capital and credit markets; lack of transportation and storage capacity as a result of oversupply, government regulations or other factors; lack of availability of drilling and production equipment and services; potential financial losses or earnings reductions resulting from our commodity price risk management program or any inability to manage our commodity risks; failure to realize expected value creation from property acquisitions and trades; access to capital and the timing of development expenditures; environmental, weather, drilling and other operating risks; regulatory changes, including potential shut-ins or production curtailments mandated by the Railroad Commission of Texas, the Oklahoma Corporation Commission and/or the Kansas Corporation Commission; competition in the oil and natural gas industry; loss of production and leasehold rights due to mechanical failure or depletion of wells and our inability to re-establish their production; our ability to service our indebtedness; any downgrades in our credit ratings that could negatively impact our cost of and ability to access capital; cost inflation; political and economic conditions and events in foreign oil and natural gas producing countries, including embargoes, continued hostilities in the Middle East and other sustained military campaigns, the war in Ukraine and associated economic sanctions on Russia, conditions in South America, Central America, China and Russia, and acts of terrorism or sabotage; evolving cybersecurity risks such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insider or other with authorized access, cyber or phishing-attacks, ransomware, social engineering, physical breaches or other actions; and risks related to our ability to expand our business, including through the recruitment and retention of qualified personnel. Please read the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including “Risk Factors” in the Company’s Annual Report on Form 10-K, which is on file with the SEC, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements.

As a result, these forward-looking statements are not a guarantee of our performance, and you should not place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

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